                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
         Section 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number 1-13976

                         RENAISSANCE HOTEL GROUP N.V.
        --------------------------------------------------------------
            (Exact name of registrant as specified in its charter)

             c/o Marriott International, Inc., 10400 Fernwood Road
                    Bethesda, Maryland 20817, (301)380-3000
 ----------------------------------------------------------------------------
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

          Common Stock, Par Value 0.01 Netherlands Guilders Per Share
      -------------------------------------------------------------------
           (Title of each class of securities covered by this Form)

Guarantees of RHG Finance Corporation 8-7/8% Guaranteed Notes Due 2005
--------------------------------------------------------------------------------
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)     [_]           Rule 12h-3(b)(1)(ii)    [_]
      Rule 12g-4(a)(1)(ii)    [_]           Rule 12h-3(b)(2)(i)     [X]
      Rule 12g-4(a)(2)(i)     [_]           Rule 12h-3(b)(2)(ii)    [_]
      Rule 12g-4(a)(2)(ii)    [_]           Rule 15d-6              [_]
      Rule 12h-4(b)(1)(i)     [X]

        Approximate number of holders of record as of the certification or notice date: eleven (11)

        Pursuant to the requirements of the Securities Exchange Act of 1934 Renaissance Hotel Group N.V. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:   May 2, 1997               By: /s/ MICHAEL A. STEIN
                                        ------------------------------------
                                        Michael A. Stein, Executive Director